CONFORMED COPY

AGREEMENT

Dated 17th December, 2001

£500,000,000

SYNDICATED CREDIT FACILITY

FOR

REUTERS GROUP plc

ARRANGED BY

HSBC INVESTMENT BANK plc

and

J.P. MORGAN PLC

ALLEN & OVERY

London
BK:908176.6

INDEX

Clause		Page

1	Interpretation	1
2	The Facility	13
3	Purpose	14
4	Conditions Precedent	14
5	Advances	15
6	Repayment	15
7	Prepayment and Cancellation	16
8	Interest	18
9	Payments	19
10	Taxes	21
11	Market Disruption	22
12	Increased Costs	24
13	Illegality and Mitigation	25
14	Guarantee	26
15	Representations and Warranties	28
16	Undertakings	31
17	Financial Covenant	33
18	Default	33
19	The Agent and the Mandated Arrangers	35
20	Fees	39
21	Expenses	40
22	Stamp Duties	41
23	Indemnities	41
24	Evidence and Calculations	42
25	Amendments and Waivers	43
26	Changes to the Parties	43
27	Disclosure of Information	47
28	Set-Off	47
29	Pro Rata Sharing	47
30	Severability	48
31	Counterparts	48
32	Notices	49
33	Language	50
34	Jurisdiction	50
35	Governing Law	51

Schedule		Page

1	Banks and Commitments	52
2	Conditions Precedent Documents	53
	Part I - To be delivered before the First Advance	53
	Part II - To be delivered by an Additional Borrower	54
	Part III - To be delivered by an Additional Guarantor	55
3	Calculation of the Mandatory Cost	57
	Part I - Prior to Notification of Revised Charges by the Board of The Financial Services
	Authority	57
	Part II - Following Notification of Revised Charges by The Board of the Financial Services
	Authority	59
4	Form of Request	61
5	Forms of Accession Documents	62
	Part I - Novation Certificate	63
	Part II - Borrower Accession Agreement	64
	Part III - Guarantor Accession Agreement	65
	Part IV - Form of Borrower Novation Agreement	66
6	Form of Compliance Certificate	68
7	Form of Confidentiality Undertaking	69

Signatories	70

THIS AGREEMENT is dated 17th December, 2001 BETWEEN:

(1)	REUTERS GROUP plc (Company No. 3296375) (the “Parent”);

(2)	HSBC INVESTMENT BANK plc and J.P. MORGAN plc as mandated arrangers (the “Mandated Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders; and

(4)	HSBC INVESTMENT BANK plc as agent (the “Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Borrower”

means a wholly owned Subsidiary of the Parent approved in writing by all the Lenders which becomes a Borrower in accordance with Clause 26.4 (Additional Borrowers).

“Additional Guarantor”

means an Affiliate of the Parent which becomes a Guarantor in accordance with Clause 26.5 (Additional Guarantors).

“Advance”

means an advance made to a Borrower under the Facility.

“Affiliate”

for the purposes of this Agreement means a Subsidiary or a holding company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that holding company.

“Agent’s Spot Rate of Exchange”

means the spot rate of exchange as determined by the Agent for the purchase of the relevant Optional Currency in the London foreign exchange market with Sterling at the relevant time on a particular day.

“Anniversary”

means an anniversary of the Signing Date.

“Availability Period”

means the period from and including the Signing Date up to and including the date falling one month before the Final Maturity Date.

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“Back to Back Loan”

means any Indebtedness made available to a member of the Group to the extent that the creditor has recourse directly or indirectly to a deposit of cash or cash equivalent investments beneficially owned by any member of the Group placed, as part of a related transaction, with that creditor (or an affiliate of that creditor) or a financial institution approved by that creditor on the basis that the deposit be available, directly or indirectly, so as to reduce the economic exposure of the creditor to the Group, when looking at the related transactions together, to a net amount.

“Borrower”

means the Parent or an Additional Borrower.

“Borrower Accession Agreement”

means a letter substantially in the form of Part II of Schedule 5 with such amendments as the Agent may approve or reasonably require.

“Borrowings”

means any Indebtedness in respect of the following:

(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance credit facilities and documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	finance leases and hire purchase contracts which are required to be capitalised under generally accepted accounting principles in the UK in force as at the Signing Date;

(f)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of paragraphs (b) to (e) (both inclusive) above;

(g)	for the purposes of Clause 18.8 (Cross Default) only, the net amount of any liability under any swap, hedging or similar treasury instrument; and

(h)	guarantees in respect of Indebtedness of any person falling within any of paragraphs (a) to (g) (both inclusive) above,

provided that Indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings.

“Business Day”

means a day (other than a Saturday or Sunday) on which banks and the interbank and foreign exchange markets are open for business in London and:

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(a)	(in respect of a day on which a payment in, or purchase of, an Optional Currency (other than euro) is required hereunder) the principal financial centre of the country of such Optional Currency; or

(b)	(in respect of a day on which a payment in or purchase of euro is required hereunder) which is also a TARGET Day.

“Commitment”

means, in respect of a Lender, the amount in Sterling set opposite the name of that Lender in Schedule 1, to the extent not cancelled or reduced under this Agreement.

“Consolidated Net Finance Charges”

means, in respect of any financial period of the Group, the aggregate amount of the interest (including, without limitation, the interest element of finance leases and hire purchase payments but, for the avoidance of doubt, excluding any deemed interest on operating leases), commission and other finance charges payable by the Group in respect of that financial period less the amount of interest receivable by the Group during such financial period, as determined from the consolidated financial statements of the Group for that financial period delivered pursuant to Clause 16.2(a) and/or (b) (Financial Information).

“Consolidated Profits before Interest, Tax and Amortisation”

means, in respect of any financial period of the Group, consolidated trading profit of the Group from continuing operations, acquisitions (as a component of continuing operations) and discontinued operations as set out in FRS 3 (excluding exceptional profits or losses and extraordinary items for such financial year as set out in FRS 3) prior to deduction of:

(a)	Consolidated Net Finance Charges for that financial period;

(b)	tax on the overall income of the Group payable in respect of that financial period; and

(c)	amortisation of goodwill and intangible assets for that financial period,

all as determined from the consolidated financial statements of the Group for that financial period delivered pursuant to Clause 16.2(a) and/or (b) (Financial Information).

“Default”

means an Event of Default or an event which, with the giving of notice, determination of materiality or expiry of any grace period, each as referred to in Clause 18 (Default), (or any combination of the foregoing), would constitute an Event of Default.

“Encumbrance”

means a mortgage, charge, pledge, lien or other security interest.

“euro”

means the single currency of the Participating Member States.

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“EURIBOR”

means in relation to any Advance or unpaid sum denominated in euros:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Advance or unpaid sum, the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

“Event of Default”

means an event specified as such in Clause 18 (Default).

“Facility”

means the facility referred to in Clause 2.1 (Facility).

“Facility Office”

means the office(s) notified by a Lender to the Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

“Fee Letters”

means :

(a)	the letter between the Agent and the Parent dated 19th November, 2001; and

(b)	the letters between, inter alia, the Mandated Arrangers, and the Parent and the respective Mandated Arrangers dated 19th November, 2001,

in each case setting out the amount of various fees referred to in Clause 20 (Fees).

“Final Maturity Date”

means the fifth Anniversary.

“Finance Document”

means this Agreement, each Fee Letter, a Novation Certificate, a Borrower Accession Agreement, each Novation Agreement entered into as contemplated by Clause 7.6(b)(iii) (Changes to Borrowers), a Guarantor Accession Agreement or any other document designated in writing as such by the Agent and the Parent.

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“Finance Party”

means a Mandated Arranger, a Lender or the Agent.

“Group”

means the Parent and its Subsidiaries.

“Guarantor”

means each of:

(a)	the Parent; and

(b)	each Additional Guarantor.

“Guarantor Accession Agreement”

means a deed substantially in the form of Part III of Schedule 5 with such amendments as the Agent may approve or reasonably require.

“Indebtedness”

means any obligation (whether incurred as principal or as surety) for the payment or repayment of moneys, whether present or future, actual or contingent.

“Information Memorandum”

means the Information Memorandum dated November, 2001 prepared in connection with this Agreement and approved by the Parent.

“Instinet Group”

means Instinet Group Inc. and its Subsidiaries.

“Lenders”

means those financial institutions listed in Schedule 1 and their respective successors and assigns which are for the time being participating in the Facility.

“LIBOR”

means in relation to any Advance or unpaid sum in sterling or in Optional Currency (other than euro):

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(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Advance or unpaid sum, the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Advance or unpaid sum for a period comparable to that Term.

“Majority Lenders”

means, at any time:

(a)	if any Advances are outstanding, Lenders with an aggregate Original Sterling Amount of participations in Advances at that time of more than 66 2/3 per cent. of the aggregate Original Sterling Amount of all Advances then outstanding; or

(b)	if no Advances are outstanding, Lenders whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction).

“Mandatory Cost”

means the cost of complying with certain regulatory requirements expressed as a percentage rate per annum and calculated by the Agent under:

(a)	Part I of Schedule 3, prior to 17th January, 2002 or such later date as the board of the Financial Services Authority confirms the amount of any charges payable under the fees rules (as defined in Part II of Schedule 3) (the “Relevant Date”); or

(b)	Part II of Schedule 3, on or after the Relevant Date.

“Mandatory Prepayment Event”

means an event specified in paragraph (a), (b) or (c) of Clause 7.4 (Mandatory Prepayment Events).

“Margin”

means 0.25 per cent. per annum from the Signing Date until the third Anniversary and 0.275 per cent. per annum thereafter.

“Material Adverse Effect”

means a material adverse effect on the Group taken as a whole which would affect the ability of any Obligor to perform or observe any of its obligations under any of the Finance Documents.

“Material Subsidiary”

means at any particular time, a member of the Restricted Group (other than an Obligor) whose gross assets or pre-taxation profits, as at the end of or (as the case may be) of the latest financial year of the Group and as taken into account for the purpose of the audited consolidated financial statements of the Group for such financial year, represent at least ten per cent. of the consolidated gross assets or pre-taxation profits of the Group as determined from those audited consolidated financial statements of the Group. For this purpose:

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(a)	in the case of a member of the Group which itself has Subsidiaries, the calculation shall be made by comparing the consolidated gross assets or pre-taxation profits of it and its Subsidiaries to those of the Group;

(b)	assets which arise from transactions between members of the Group and which would be eliminated in the consolidated financial statements of the Group shall be excluded; and

(c)	if a Subsidiary which is not a Material Subsidiary on the basis of the most recent such accounts receives a transfer of assets or the right to receive any trading profits which taken together with the existing assets or trading profits of that Subsidiary, as the case may be, would satisfy any of the tests above, then that Subsidiary shall also be a Material Subsidiary on and from the date it receives such transfer. If a Material Subsidiary disposes of any assets or the right to receive any trading profits such that it would on the basis of the most recent such accounts cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary on and from the date the Parent next notifies the Agent of the identity of the Material Subsidiaries under Clause 16.2(f) (Financial Information).

“Maturity Date”

means the last day of the Term of an Advance.

“Novation Certificate”

has the meaning given to it in Clause 26.3(a)(i) (Procedure for novations).

“Obligor”

means the Parent, each Borrower and each Guarantor.

“Optional Currency”

means, in relation to any Advance or proposed Advance, U.S. Dollars, euro or any other currency other than Sterling which all the Lenders have confirmed in relation to the proposed Advance is readily available and freely transferable in the London foreign exchange market in sufficient amounts to fund that Advance.

“Original Group Accounts”

means the audited consolidated financial statements of the Parent and its Subsidiaries for the year ended 31st December, 2000.

“Original Sterling Amount”

means:

(a)	the principal amount of an Advance denominated in Sterling; or

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(b)	the principal amount of an Advance denominated in any other currency, translated into Sterling on the basis of the Agent’s Spot Rate of Exchange at or about 11.00 a.m. on the date of receipt by the Agent of the Request for that Advance.

“Participating Member State”

means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“Party”

means a party to this Agreement.

“Permitted Encumbrance”

means:

(a)	a lien or right of set-off arising solely by operation of law or by agreement and in the ordinary course of business;

(b)	an Encumbrance in existence as at the Signing Date and disclosed in writing prior to the Signing Date to the Agent;

(c)	an Encumbrance granted over any real property of a member of the Restricted Group at the time of purchase thereof for any loan or other obligation raised or undertaken for the sole purpose of financing the purchase of that real property;

(d)	any Encumbrance securing any Indebtedness of any company which becomes a member of the Restricted Group after the date hereof and which was in existence when such company became a member of the Restricted Group provided that each such Encumbrance is discharged in full within 180 days after such company becomes a member of the Restricted Group;

(e)	an Encumbrance over an asset purchased by a member of the Restricted Group (otherwise than from another member of the Restricted Group) after the date hereof and to which such asset was subject at the time of such purchase provided that such Encumbrance is discharged in full within 180 days after the date of purchase of such asset by such member of the Restricted Group;

(f)	any retention of title reserved by any seller of goods in the normal course of business, or any Encumbrance imposed, reserved or granted over goods supplied by such seller in respect of the unpaid price of goods supplied in the ordinary course of business;

(g)	an Encumbrance granted by any member of the Restricted Group which carries on a broking or similar business, in each case in the ordinary course of that broking or similar business over any asset deposited with either a bank in connection with the clearance of traded securities, landlord, securities exchange or clearing system as security for the relevant company’s obligations to such bank, landlord, securities exchange or clearing system;

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(h)	an Encumbrance which the Majority Lenders have at any time agreed in writing shall be a Permitted Encumbrance;

(i)	an Encumbrance granted in respect of a Back to Back Loan over the cash or cash equivalent deposits concerned;

(j)	any Encumbrance granted by any member of the Restricted Group in the ordinary course of business in respect of any assets deposited with a central bank or other regulatory body in compliance with the requirements of that central bank or regulatory body; and

(k)	Encumbrances (other than Encumbrances permitted by paragraphs (a) to (j) above) which secure, in aggregate, Indebtedness in an amount not exceeding £100,000,000 or its equivalent in other currencies.

“Qualifying Lender”

means:

(a)	a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 which is within the charge to corporation tax as regards any interest received by it under this Agreement; or

(b)	a UK Non-Bank Lender; or

(c)	a person which is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has an appropriate double taxation treaty under which that person is entitled, having regard to its own circumstances but not to the circumstances of any Obligor, to exemption from United Kingdom tax on interest and is entitled to apply under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 to have interest paid to its Facility Office without withholding or deduction for or on account of United Kingdom tax (and does not carry on business in the United Kingdom through a permanent establishment with which the investments under this Agreement in respect of which the interest is paid is effectively connected) and for this purpose “double taxation treaty” means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

“Rate Fixing Day”

means:

(a)	the Utilisation Date for an Advance denominated in Sterling; or

(b)	the second Business Day before the Utilisation Date for an Advance denominated in any Optional Currency (other than euro); or

(c)	the second TARGET Day before the Utilisation Date for an Advance denominated in euro,

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or such other day as the Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

“Reference Banks”

means, subject to Clause 26.6 (Reference Banks), HSBC Bank plc, JPMorgan Chase Bank and Barclays Bank PLC.

“Request”

means a request made by a Borrower to utilise the Facility, substantially in the form of Schedule 4.

“Requested Amount”

means the amount requested in a Request.

“Restricted Group”

means the Group excluding members of the Instinet Group.

“Rollover”

means, in relation to a particular date, one or more Advances:

(a)	whose proposed Utilisation Date is the same as the Maturity Date of one or more existing Advances;

(b)	whose aggregate principal amount is the same as or less than the aggregate outstanding principal amount of all existing Advances whose Maturity Date is the same as that Utilisation Date; and

(c)	which are to be denominated in the same currency as the existing Advance(s) whose Maturity Date is the same as that Utilisation Date (or, if there is more than one such existing Advance and such Advances are denominated in different currencies, in the same or lesser respective amounts of the same currencies as for such existing Advances).

“Screen Rate”

means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate (if any); and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Parent and the Lenders) may specify another page or service displaying the appropriate rate.

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“Signing Date”

means the date of this Agreement.

“Subsidiary”

means:

(a)	a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and

(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 258 of the Companies Act 1985 (as inserted by Section 21 of the Companies Act 1989).

“TARGET Day”

means a day on which the Trans European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Term”

means the period selected by a Borrower in a Request for which the relevant Advance is to be outstanding.

“Total Commitments”

means the aggregate for the time being of the Commitments, being £500,000,000 at the date of this Agreement.

“UK” or “United Kingdom”

means the United Kingdom of Great Britain and Northern Ireland.

“UK Non-Bank Lender”

means:

(a)	a company resident in the UK for tax purposes; or

(b)	a partnership each member of which is a company resident in the UK for tax purposes; or

(c)	a company not resident in the UK for tax purposes which carries on a trade in the U.K. through a branch or agency and brings into account payments made to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Income and Corporation Taxes Act 1988, which, in each case, is beneficially entitled to payments made to it under this Agreement and which has provided to the Parent, and not retracted, confirmation of the above.

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“Utilisation Date”

means the date for the making of an Advance.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	“assets” includes properties, revenues and rights of every description;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation; and

a reference to the currency of a country is to the lawful currency of that country for the time being, £ and “Sterling” is a reference to the lawful currency of the United Kingdom for the time being and “U.S. $” and “U.S. Dollars” is a reference to the lawful currency of the United States of America for the time being;

(ii)	a provision of a law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors and assigns;

(v)	a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented; and

(vi)	a time of day is a reference to London time.

(b)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, the consent of any third party is not required for any variations (including any release or compromise of any liability) or termination of that Finance Document.

(c)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

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(e)	The definitions of “Consolidated Net Finance Charges” and “Consolidated Profits before Interest Tax and Amortisation” and any calculations made for the purposes of Clause 17 (Financial Covenant) shall be construed or, as the case may be, made in accordance with generally accepted accounting principles in the UK in force as at the Signing Date. If there is any change to those accounting principles after the Signing Date the financial statements referred to in paragraphs (a) and (b) of Clause 16.2 (Financial Information) shall be accompanied by a reconciliation of the differences between the accounting principles in force as at the Signing Date and the accounting principles applied in the preparation of those financial statements in sufficient detail to calculate those definitions as though there had been no such change.

2.	THE FACILITY

2.1	Facility

The Lenders grant to the Borrowers a committed multicurrency revolving credit facility, under which the Lenders will, when requested by a Borrower, make cash advances in Sterling or Optional Currencies to that Borrower on a revolving basis, subject to the terms of this Agreement.

2.2	Overall facility limit

(a)	The aggregate Original Sterling Amount of all outstanding Advances shall not at any time exceed the Total Commitments at that time.

(b)	The aggregate Original Sterling Amount of participations of a Lender in Advances shall not at any time exceed its Commitment at that time.

2.3	Number of Requests and Advances

No more than one Request may be delivered on any one day and not more than 10 Advances may be outstanding at any time but, subject to the foregoing, that Request may specify any number of Advances.

2.4	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.5	Obligors Agent

Each Obligor irrevocably authorises and instructs the Parent to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf (including Novation Agreements under Clause 7.6(b) (Changes to Borrowers)) and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Parent under or in connection with the Finance Documents.

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2.6	Actions of Parent

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Parent; or

(b)	the Parent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(c)	the failure (or purported failure) by, or inability (or purported inability) of, the Parent to inform any Obligor of receipt by it of any notification under a Finance Document.

3.	PURPOSE

(a)	Each Advance will be applied in or towards the general corporate purposes of the Group including, without limitation, capital expenditure, working capital financing and providing standby liquidity for commercial paper.

(b)	Without affecting the obligations of any Borrower in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Finance Party to any Borrower under this Agreement are subject to the condition precedent that the Agent has notified the Parent and the Lenders that it has received all of the documents set out in Part I of Schedule 2 in form and substance satisfactory to the Agent. The Agent will promptly notify the Parent upon such receipt.

4.2	Further conditions precedent

The obligations of each Lender to participate in an Advance are subject to the further conditions precedent that on the date of the Request for the Advance and on its Utilisation Date:

(a)	except in the case of a Rollover, the representations and warranties in Clause 15 (Representations and Warranties) to be repeated in accordance with Clause 15.13(c) (Times for making representations and warranties) on those dates are correct and will be correct immediately after the disbursement of the Advance;

(b)	except in the case of a Rollover, no Default or Mandatory Prepayment Event is outstanding or would result from the disbursement of the Advance; and

(c)	the Advance would not cause Clause 2.2 (Overall facility limit) to be contravened.

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5.	ADVANCES

5.1	Receipt of Requests

A Borrower may borrow Advances if the Agent receives, not later than 5.00 p.m. on the third Business Day before the proposed Utilisation Date, or, in the case of an Advance in Sterling, not later than 8.00 a.m. on the proposed Utilisation Date, a duly completed Request.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day during the Availability Period;

(b)	only one currency is specified for each separate Advance and the Requested Amount for each separate Advance is in a minimum Original Sterling Amount of £50,000,000 (rounded to the nearest convenient 100,000 units in the case of currencies other than Sterling);

(c)	only one Term for each separate Advance is specified which:

(i)	does not overrun the Final Maturity Date; and

(ii)	is a period of one month, two, three or six months (or, in any case, such other period as all the Lenders may previously have agreed for the purposes of such Advance);

(d)	the currency specified is either Sterling or an Optional Currency; and

(e)	the payment instructions comply with Clause 9.1 (Place of Payment).

5.3	Amount of each Lender’s participation

The amount of a Lender’s participation in an Advance will be the proportion of the Requested Amount which its Commitment bears to the Total Commitments, on the date of receipt of the relevant Request.

5.4	Notification of the Lenders

The Agent shall promptly notify each Lender of the details of the requested Advance(s) and the amount of its participation(s) in Advance(s).

5.5	Payment of Proceeds

Subject to the terms of this Agreement, each Lender shall make its participation in an Advance available to the Agent for the Borrower for value on the relevant Utilisation Date.

6.	REPAYMENT

Each Borrower shall repay each Advance made to it in full on its Maturity Date to the Agent for the relevant Lenders, but, since the Facility is available on a revolving basis, amounts repaid may be reborrowed subject to the terms of this Agreement. No Advance may be outstanding after the Final Maturity Date.

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7.	PREPAYMENT AND CANCELLATION

7.1	Automatic Cancellation of the Total Commitments

The undrawn Commitment of each Lender shall be automatically cancelled at the close of business in London on the last day of the Availability Period and the balance (if any) of a Lender’s Commitment shall be cancelled on the Final Maturity Date.

7.2	Voluntary Cancellation

The Parent may, by giving not less than 15 days’ prior written notice to the Agents cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum amount of £50,000,000). Any cancellation in part of the Total Commitments shall be applied against the Commitment of each Lender pro rata.

7.3	Voluntary prepayment

(a)	Any Borrower may, by giving not less than 10 Business Days’ prior notice to the Agent, prepay without premium or penalty the whole or any part of the Advances made to it (but, if in part, in an aggregate minimum Original Sterling Amount, taking all prepayments made by all the Borrowers on the same day together, of £50,000,000).

(b)	Any voluntary prepayment under paragraph (a) above will be applied against the Advances pro rata (or against such Advances as the relevant Borrower shall designate in the notice of prepayment) and pro rata between the participations of the Lenders in such Advances.

7.4	Mandatory Prepayment Events

If at any time:

(a)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents in any material respect; or

(b)	the guarantee of any Guarantor under Clause 14 (Guarantee) is not effective or is alleged by that Guarantor to be ineffective for any reason; or

(c)	any single person, or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers), acquires control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Parent,

then the Agent shall, if instructed to do so by the Majority Lenders, by notice to the Parent:

(i)	call for prepayment of all the Advances on such date as it may specify in such notice whereupon all the Advances shall become due and payable on such date together with accrued interest and any other sums then owed by the Obligors under the Finance Documents; and

(ii)	declare that the Total Commitments shall be cancelled, whereupon the Total Commitments shall be cancelled and the Commitments of each Lender shall be cancelled and reduced to zero.

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7.5	Mandatory Prepayment by Borrowers

If any Borrower (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent it shall forthwith prepay all Advances made to it together with all amounts payable by it under this Agreement and thereupon cease to be a Borrower.

7.6	Changes to Borrowers

(a)	Any Borrower (other than the Parent) in respect of which no Advance is outstanding hereunder (including any other amounts outstanding in relation thereto) may, at the request of the Parent, cease to be a Borrower by entering into a supplemental agreement to this Agreement in such form as the Agent may reasonably require which shall discharge that Borrower’s obligations hereunder.

(b)	Any Borrower (other than the Parent) (the “Existing Borrower”) may be released from its obligations under this Agreement as a Borrower provided that another Borrower (the “Substitute Borrower”) assumes the obligations in respect thereof of the Existing Borrower and provided further that:

(i)	any such substitution shall take effect on and from the later of the day upon which the Agent notifies the Parent in writing that it is satisfied with the compliance with the matters set out in paragraph (b)(iii) below and the date for substitution specified in the relevant notice under paragraph (b)(ii) below;

(ii)	notice of the proposed substitution has been delivered by the Parent to the Agent not less than 14 days prior to the proposed substitution; and

(iii)	the Substitute Borrower enters into a Novation Agreement with the Existing Borrower, the Parent and the Agent on behalf of the Lenders in the form of Part IV of Schedule 5 together with such amendments as the Agent may reasonably require.

Each Lender authorises the Agent to sign on its behalf any Novation Agreement entered into in accordance with this paragraph (b).

7.7	Right of prepayment and cancellation

If any Borrower is required to pay or is notified by any Lender in writing that it will be required to pay any amount to a Lender under Clause 10 (Taxes) or Clause 12 (Increased Costs), or if circumstances exist such that a Borrower will be required to pay any amount to a Lender under Clause 10 (Taxes), the Parent may, whilst the circumstances giving rise or which will give rise to the requirement continue, serve a notice of prepayment and cancellation on that Lender through the Agent. On the date falling five Business Days after the date of service of the notice:

(a)	each Borrower shall prepay all of that Lender’s participations in outstanding Advances; and

(b)	the Lender’s Commitment shall be permanently cancelled on the date of service of the notice.

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7.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment (including, but not limited to, any amounts payable under Clause 23.2(c) (Other indemnities) if not made on a Maturity Date for the Advance ).

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Subject to the terms of this Agreement, any amount prepaid under Clause 7.3 (Voluntary Prepayment) may be reborrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Interest rate for all Advances

The rate of interest on each Advance for its Term is the rate per annum determined by the Agent to be the aggregate of:

(a)	the relevant Margin;

(b)	LIBOR or, in the case of an Advance denominated in euros, EURIBOR; and

(c)	the applicable Mandatory Cost.

8.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on its Maturity Date and also, in the case of any Advance with a Term longer than six months, at six-monthly intervals after its Utilisation Date for so long as the Term is outstanding.

8.3	Non-Business Days

If a Term would otherwise end on a day which is not a Business Day, that Term shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Default interest

(a)	If a Borrower fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the “default rate”) determined by the Agent to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 8.1 (Interest rate for all Advances) immediately before the due date (in the case of principal); and

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(ii)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a “Designated Term”).

(b)	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c)	If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it selects after consultation with the Reference Banks.

(d)	Default interest will be compounded at the end of each Designated Term.

8.5	Notification of rates of interest

The Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	PAYMENTS

9.1	Place of Payment

All payments by an Obligor or a Lender under this Agreement shall be made to the Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euro, the financial centre of such of the Participating Member States or London) as it may notify to the Obligor or Lender for this purpose.

9.2	Funds

Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.3	Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of euro, the financial centre of such of the Participating Member States or London) as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid under this Agreement to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Agent to reflect its cost of funds.

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9.4	Currency

(a)	A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Sterling.

9.5	Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

9.6	Non-Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

9.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i)	first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 20 (Fees);

(iii)	thirdly, in or towards payment pro rata of any interest due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

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(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by any Obligor.

10.	TAXES

10.1	Gross-up

(a)	All payments by an Obligor under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. Subject to paragraph (b) below, if any tax or amounts in respect of tax must be deducted from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a Finance Party, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

(b)	An Obligor is not obliged to pay any additional amount pursuant to paragraph (a) above in respect of any deduction which would not have been required if the relevant Finance Party had completed a declaration, claim or exemption or other form which it is able to complete.

10.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Agent for the relevant Lender evidence satisfactory to that Lender (including any relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

10.3	Qualifying Lender

(a)	If:

(i)	on the Signing Date, any Lender which is a Party on the Signing Date is not a Qualifying Lender; or

(ii)	after the first Utilisation Date, a Lender ceases to be a Qualifying Lender other than as a result of the introduction of, suspension, withdrawal or cancellation of, or change in, or change in the interpretation, administration or application by the UK Inland Revenue or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Lender has a connection of, any law, regulation having the force of law, tax treaty or any published practice or published concession of the UK Inland Revenue or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Lender has a connection, occurring after the Signing Date; or

(iii)	on the date of any novation under Clause 26 (Changes to the Parties), a New Lender (as such term is defined in that Clause) is not a Qualifying Lender,

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then no Obligor shall be liable to pay to that Lender under Clause 10.1 (Gross-up) any amount in respect of taxes levied or imposed by the UK or any taxing authority of or in the UK in excess of the amount it would have been obliged to pay if that Lender had been a Qualifying Lender on such date.

(b)	Any confirmation by a UK Non-Bank Lender of its status as described in the definition of UK Non-Bank Lender in Clause 1.1 (Definitions) must be given to the Agent on or promptly after the date that the UK Non-Bank Lender becomes a Lender. The Agent must promptly forward any confirmation received by it to the Parent. A UK Non-Bank Lender must promptly notify the Parent through the Agent of any change to its status that may affect any confirmation made by it.

10.4	Tax Credit

(a)	If an Obligor makes a payment pursuant to Clause 10.1 (Gross up) for the account of any Finance Party and such Finance Party has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a “Tax Credit”) which is attributable to that payment or the corresponding payment under the Finance Document such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Obligor concerned such amount as the Finance Party shall have reasonably determined to be attributable to such payments and which will leave the Finance Party (after such payment) in no better or worse position than it would have been if the Obligor concerned had not been required to make any deduction or withholding identified under Clause 10.1 (Gross-up).

(b)	Nothing in this Clause 10.4 shall interfere with the right of a Finance Party to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Finance Party shall be under any obligation to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Finance Party shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof. Unless it would in a Lender’s reasonable judgement be prejudicial to its interests, such Lender shall seek any Tax Credit available to it consequent upon any deductions for tax being made from any payment to it under Clause 10.1 (Gross up).

11.	MARKET DISRUPTION

11.1	Market disturbance

Notwithstanding anything to the contrary herein contained, if and each time that prior to or on a Utilisation Date relative to an Advance to be made:

(a)	only one or no Reference Bank supplies a rate for the purposes of determining LIBOR (if that Advance is denominated in a currency other than euros) or EURIBOR (if that Advance is denominated in euros); or

(b)	the Agent is notified by Lenders whose Commitments represent 35 per cent. or more of the Total Commitments that deposits in the currency of that Advance are not in the ordinary course of business available in the London Interbank Market (or if the Advance is denominated in euros the European Interbank Market) for a period equal to the Term concerned in amounts sufficient to fund their participations in that Advance; or

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(c)	the Agent (after consultation with the Reference Banks) shall have determined (which determination shall be conclusive and binding upon all Parties) that by reason of circumstances affecting the London Interbank Market (or if the Advance is denominated in euros the European Interbank Market) generally, adequate and fair means do not exist for ascertaining the LIBOR or EURIBOR applicable to such Advance during its Term or LIBOR or EURIBOR (as applicable) does not adequately represent the cost of funding to the Lenders, the Agent shall promptly give written notice of such determination or notification to the Parent and to each of the Lenders.

11.2	Alternative Rates

If the Agent gives a notice under Clause 11.1 (Market disturbance):

(a)	the Parent and the Lenders may (through the Agent) agree that the Advance concerned shall not be borrowed; or

(b)	in the absence of such agreement:

(i)	the Term of the Advance concerned shall be one month;

(ii)	in the case of Clause 11.1(b) (Market disturbance), the Advance shall be made in Sterling in an amount equal to the Original Sterling Amount of the Advance concerned; and

(iii)	during the Term of each Advance the rate of interest applicable to the participation of each Lender in such Advance shall be the applicable Margin plus applicable Mandatory Cost plus the rate per annum notified by the Lender concerned to the Agent before the last day of such Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in such Advance from whatever sources it may reasonably select.

11.3	Non-availability of currency

If any Lender notifies the Agent before 10.00 a.m. two Business Days prior to the proposed Utilisation Date of an Advance to be denominated in an Optional Currency (other than U.S. Dollars) that it is unable for any reason to fund its participation in such Advance in the Optional Currency concerned, the Agent shall notify the Parent and such Lender shall make its participation in the Advance available in Sterling for the period in question.

11.4	Change in circumstances

If before 9.00 a.m. on the proposed Utilisation Date of an Advance which is to be denominated in an Optional Currency (other than U.S. Dollars) there occurs any change in national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls, which in the opinion of the Agent renders the making of the Advance in such currency impracticable:

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(a)	the Agent shall give notice to each of the Lenders and the Parent to that effect as soon as practicable but in any event before 11.00 a.m. on the proposed Utilisation Date;

(b)	unless the Parent and the Lenders agree otherwise, the Advance shall be made in Sterling and the Rate Fixing Date for the Term of the Advance shall be the Utilisation Date; and

(c)	the relevant Borrower shall pay to the Agent on behalf of the Lenders any amount claimed in accordance with Clause 23.2 (Other Indemnities).

11.5	Change in currency

(a)	If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

(b)	If any change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in the currency and to put the Finance Parties in the same position, so far as possible, that they would have been in if no change in currency has occurred.

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it or any of its holding companies as a result of any change in or introduction of any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement “increased cost” means:

(i)	an additional cost incurred by a Finance Party or any of its holding companies as a result of it performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its holding companies in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the participations in Advances made or to be made by it under this Agreement as is attributable to it making, funding or maintaining its participations in Advances; or

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(iii)	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital (or the capital of any of its holding companies); or

(iv)	the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

12.2	Exceptions

Clause 12.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost; or

(b)	attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by a Borrower or paid or payable by the Agent to a Finance Party under the Finance Documents; or

(c)	which is, or is attributable to, any tax on the overall net income, profits or gains of a Lender or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Lender or any of its holding companies).

13.	ILLEGALITY AND MITIGATION

13.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance, then the Lender may notify the Parent through the Agent accordingly and following notice from the Agent to the Parent:

(a)	each Borrower shall repay the participations of that Lender in any Advances made to it together with all other amounts payable by it to that Lender under this Agreement on such date as the Agent may specify in such notice, such date not to be earlier than:

(i)	the last day of the Term for each Advance occurring after the date of such notice; or

(ii)	if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(b)	the Lender’s Commitment shall be immediately cancelled.

13.2	Mitigation

Notwithstanding the provisions of Clauses 10 (Taxes), 12 (Increased Costs) and 13.1 (Illegality), if in relation to a Lender or (as the case may be) the Agent circumstances arise which would result in:

(a)	any deduction, withholding or payment of the nature referred to in Clause 10 (Taxes); or

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(b)	any increased cost of the nature referred to in Clause 12 (Increased Costs); or

(c)	a notification pursuant to Clause 13.1 (Illegality),

then without in any way limiting, reducing or otherwise qualifying the rights of such Lender or the Agent, such Lender shall promptly upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall promptly notify the Parent) and such Lender shall use reasonable endeavours to transfer its participation in the Facility and its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in (a), (b) or (c) above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or would be likely to have an adverse effect upon its business, operations or financial condition or would involve it in any unlawful activity or any activity that is contrary to its policies or any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) would involve it in any significant expense or tax disadvantage.

14.	GUARANTEE

14.1	Guarantee

Each Guarantor jointly and severally irrevocably and unconditionally:

(a)	as principal obligor, guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, each Guarantor shall forthwith on demand by the Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(c)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by any Guarantor is or becomes unenforceable, invalid or illegal.

14.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in part.

14.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Clause 14 shall continue as if the discharge or arrangement had not occurred (but only to the extent that such payment, security or other disposition is avoided or restored).

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(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4	Waiver of defences

The obligations of the Guarantors under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time or waiver granted to, or composition with, any Borrower or other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(d)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 14 shall include each variation or replacement;

(e)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantors’ obligations under this Clause 14 shall remain in full force and their guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

(f)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantors’ obligations under this Clause 14 shall be construed as if there were no such circumstance.

14.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 14.

14.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

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(b)	hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause 14, without liability to pay interest on those moneys.

14.7	Non-competition

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 14:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause 14; or

(b)	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower or exercise any right of set-off as against any Borrower.

Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 14.7.

14.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

14.9	Removal of Guarantors

Any Guarantor (other than the Parent or any other Borrower) may, at the request of the Parent and if no Default or Mandatory Prepayment Event is continuing, cease to be a Guarantor by entering into a supplemental agreement to this Agreement at the cost of the Parent in such form as the Agent may reasonably require which shall discharge that Guarantor’s obligations as a Guarantor under this Agreement.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 15 (Representations and Warranties) to each Finance Party (but in the case of an Obligor other than the Parent only in respect of itself).

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15.2	Status, Powers and authority

It is duly incorporated under the laws of the country in which it is incorporated and has power and is able lawfully to execute and deliver the Finance Documents to which it is a party and to exercise its rights and perform its obligations thereunder and all corporate or other action required to be taken by it in order to authorise the execution and delivery by it of the Finance Documents to which it is a party and the performance by it of its obligations thereunder has been duly taken.

15.3	Legal Validity

The Finance Documents to which it is a party constitute (or will, when drawn in the manner contemplated herein, constitute) its legal, valid, binding and enforceable obligations.

15.4	Non-Conflict

The execution, delivery and performance by it of the Finance Documents to which it is a party will not:

(a)	contravene any provision of any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject, or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative or governmental authority or organisation having applicability to it or any of its assets or revenues; or

(b)	result in any breach of any of the terms, covenants, conditions or provisions of, or constitute default under, any indenture, mortgage, deed of trust, bond, agreement or other instrument or obligation to which it is a party or by which it or any of its assets or revenues may be bound or affected; or

(c)	violate any provision of its Memorandum and Articles of Association or other constitutive documents.

15.5	No Default

(a)	No Event of Default has occurred and is continuing which has not been remedied.

(b)	No Default has occurred and is continuing which has not been remedied.

15.6	Authorisations

It has obtained (and there are in full force and effect) any governmental and other consents necessary to enable it to enter into and perform its obligations under each Finance Document.

15.7	Accounts

(a)	The most recently published audited consolidated financial statements of the Group give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group as at the date as of which the same were prepared.

(b)	The Original Group Accounts were prepared in accordance with accounting principles generally accepted in England and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the consolidated financial condition of the Group as at the date as of which they were prepared and the consolidated results of the operations of the Group during the financial year then ended.

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(c)	As at the date as of which the most recently published audited consolidated financial statements of the Group were prepared no member of the Group had any material liabilities which were not disclosed thereby (or by the notes thereto) or provided for therein and which should at that date have been so disclosed or provided for.

(d)	The financial information supplied by it or on behalf of it by any other member of the Group to the Lenders relating to any member of the Group in connection with this Agreement is true and accurate in all material respects.

15.8	Litigation

No action or proceeding of or before any court or administrative tribunal has been commenced, or (to its knowledge) is threatened:

(a)	to restrain or affect the execution or delivery by it of any of the Finance Documents to which it is a party or the performance and compliance by it of, and with, the obligations expressed to be assumed by it therein or the legality, validity or enforceability thereof; or

(b)	which would be reasonably expected to succeed and, if successful, to have a Material Adverse Effect.

15.9	Pari Passu

Its Indebtedness under the Finance Documents to which it is a party will rank at least pari passu with all its other unsecured Indebtedness with the exception of that which is preferred by operation of law.

15.10	Encumbrances

Its execution of the Finance Documents and its exercise of its rights and performance of its obligations thereunder will not result in the existence of, nor oblige any member of the Restricted Group to create, any Encumbrance over all or any of its present or future revenues or assets.

15.11	Material Adverse Change

There has been no material adverse change in the business or financial condition of the Group when compared with the business or financial condition of the Group (as shown in the Original Group Accounts ) taken as a whole which could reasonably be expected to have a Material Adverse Effect.

15.12	Information

(a)	The factual information in relation to the Group in the Information Memorandum was to the best of the Parent’s knowledge and belief true and accurate in all material aspects as at the date of the Information Memorandum and any opinion expressed about the Group in the Information Memorandum was honestly held as at that date and all such factual information and opinions were provided in good faith and after due enquiry as to their accuracy.

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(b)	The Information Memorandum did not omit at its date any information which made misleading any information in the Information Memorandum.

15.13	Times for making representations and warranties

The representations and warranties set out in this Clause 15:

(a)	are made on the Signing Date;

(b)	(except for Clause 15.5(b) (No Default), Clause 15.7 (Accounts), Clause 15.8 (Litigation), Clause 15.11 (Material Adverse Change) and Clause 15.12 (Information)) in the case of an Obligor which becomes a Party after the date of this Agreement, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or, as the case may be, a Guarantor Accession Agreement; and

(c)	(except for Clause 15.5(b) (No Default), Clause 15.7(b) (Accounts), Clause 15.8 (Litigation), Clause 15.11 (Material Adverse Change) and Clause 15.12 (Information)) are deemed to be repeated by each Obligor on:

(i)	the date of each Request; and

(ii)	each Utilisation Date with reference to the facts and circumstances then existing.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial Information

(a)	In the case of the Parent, it will as soon as the same become available, but in any event within 120 days after the end of each financial year, procure the delivery to each of the Lenders through the Agent of one copy (or such other number of copies as the Agent shall reasonably request) of the audited consolidated financial statements (including balance sheet and profit and loss account) of the Group together with the audited financial statements of the Parent for such financial year.

(b)	In the case of the Parent, it will as soon as the same become available, but in any event within 60 days after the end of the first half of each financial year, procure the delivery to each of the Lenders through the Agent of one copy (or such other number of copies as the Agent shall reasonably request) of the published interim consolidated financial statements of the Group for such financial half-year.

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(c)	In the case of each other Obligor, it will as soon as the same become available, but in any event within 120 days after the end of each financial year, procure the delivery to each of the Lenders through the Agent of one copy (or such other number of copies as the Agent shall reasonably request) of its audited financial statements (including balance sheet and profit and loss account) for such financial year.

(d)	It will ensure that each set of financial statements delivered by it pursuant to paragraphs (a) and (b) above, in the case of the Parent, and paragraph (c) above, in the case of each other Obligor, is prepared and audited in accordance with United Kingdom accounting principles generally accepted and consistently applied (save for changes in accounting principles disclosed in the relevant financial statements) except (in the case of an Obligor incorporated outside the United Kingdom) where the relevant Obligor is required to prepare its financial statements in accordance with accounting principles generally accepted in a jurisdiction other than the United Kingdom in which case its financial statements will be prepared and audited in accordance with the accounting principles of that jurisdiction generally accepted and consistently applied (save for changes in accounting principles disclosed in the relevant financial statements).

(e)	In the case of the Parent, it will supply to the Lenders through the Agent one copy (or such other number of copies as the Agent shall reasonably request) (as and when the same are distributed to its shareholders) of all information and circulars from time to time distributed by Parent to its shareholders.

(f)	In the case of the Parent, together with the accounts specified in paragraphs (a) and (b) above, a certificate signed by two officers of the Parent in the form of Schedule 6:

(i)	setting out in reasonable detail computations establishing compliance with Clause 17 (Financial Covenant) as at the date to which those accounts were drawn-up; and

(ii)	identifying the Material Subsidiaries on the basis of those accounts.

16.3	Notification of Default

Each Obligor shall, promptly upon becoming aware of the same, inform the Lenders through the Agent of the occurrence of any Default, and upon receipt of a notice to that effect from the Agent, confirm to the Lenders that, save as previously notified to the Lenders or as notified in such confirmation, and so far as it is aware having made reasonable enquiry, no such event has occurred.

16.4	Negative Pledge/Subsidiaries

Each Obligor will not, and will procure that no member of the Restricted Group shall, create or permit to subsist any Encumbrance (other than Permitted Encumbrances) upon the whole or any part of its present or future revenues or assets.

16.5	Upstream Guarantees

The Parent shall procure that no member of the Group (other than a Guarantor) will give any guarantee or undertake any similar liability in respect of any Borrowings of any Borrower.

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17.	FINANCIAL COVENANT

The Parent shall ensure that the ratio of Consolidated Profits before Interest, Tax and Amortisation in respect of each period of 12 months ending on 30th June and 31st December in each year to Consolidated Net Finance Charges for such period shall exceed 2.75:1.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 (Non-Payment) to 18.11 (Execution or distress) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

18.2	Non-payment

An Obligor fails to pay in the currency or in the manner specified therein any sum due from it under any Finance Document within three Business Days, in the case of any principal sum, or within five Business Days, in the case of any other sum, of the due date therefor.

18.3	Breach of other obligations

An Obligor fails to perform or observe any other obligation binding on it under any of the Finance Documents and such default is (if capable of remedy) not remedied within thirty days after the Agent has given notice to that Obligor requiring remedy.

18.4	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor herein or pursuant hereto is or proves to be incorrect or misleading in any material respect when made or deemed to be made and, if capable of remedy, is not remedied within 30 days after the Agent has given notice to that Obligor requiring remedy.

18.5	Insolvency

Any order(s) is or are made or effective resolution(s) is or are passed for the liquidation, administration, winding-up or dissolution of any Obligor or any Material Subsidiary or for the reorganisation of any Obligor or any Material Subsidiary except, in the case of any Material Subsidiary, for:

(a)	the purpose of and followed by an amalgamation and reconstruction the terms of which have first been approved by the Majority Lenders in writing such approval not to be unreasonably withheld or delayed; or

(b)	a voluntary solvent liquidation, winding-up, dissolution or reorganisation in connection with the transfer of the business, undertaking and assets of such Material Subsidiary to another member of the Group; or

(c)	where such liquidation, administration, winding-up, dissolution or reorganisation could not reasonably be expected to have a Material Adverse Effect.

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18.6	Insolvency Proceedings

Any Obligor or any Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for the appointment of a receiver, administrative receiver, trustee or similar officer (other than an administrator) of it or of any or all of its revenues and assets (or any order(s) is or are made or effective resolution(s) is or are passed for the appointment of an administrator of it) which, in the case of any Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

18.7	Creditors Process

Any Obligor or any Material Subsidiary is unable or admits in writing its inability to pay its debts as they fall due or commences negotiations with a view to, or takes any proceedings under any law for, a readjustment, rescheduling or deferment of all or any of its obligations (or proposes, makes or enters into a general assignment, arrangement or composition with or for the benefit of its creditors) which, in the case of any Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

18.8	Cross Default

Any other Borrowings of any Obligor or any Material Subsidiary:

(a)	are not paid when due nor within any applicable grace period in any agreement or instrument relating to those Borrowings; or

(b)	becomes due and payable before its normal or agreed maturity through the occurrence of an event of default (howsoever described),

and such other Borrowings, when aggregated with any other Borrowings of any Obligor or Material Subsidiary which falls within the terms of paragraph (a) or (b) above, is in excess of £20,000,000 (or its equivalent in other currencies) except that this Clause 18.8 does not apply during the period of 180 days beginning on the date any company becomes a member of the Group to any Borrowings of that company outstanding as at the date it becomes a member of the Group which, but for this proviso, would have caused an Event of Default under this Clause 18.8 at that date.

18.9	Suspension of Business

Save as previously approved in writing by the Majority Lenders, any Obligor or any Material Subsidiary shall suspend or threaten to suspend all or a substantial part of its operations or ceases, or threatens to cease, to carry on its business which, in the case of any such Material Subsidiary could reasonably be expected to have a Material Adverse Effect and except, in the case of any such Material Subsidiary, for the purpose of and followed by an amalgamation, the terms of which have first been approved by the Majority Lenders in writing or in connection with the transfer of the business, undertaking and assets of such Material Subsidiary to another member of the Group.

18.10	Invalidity of any Finance Document

Any Finance Document shall at any time for any reason cease to be in full force and effect (other than in accordance with its terms or by agreement with the Lenders).

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18.11	Execution or distress

Any execution or distress is levied against, or an encumbrancer takes possession of the whole or any part of, the property, undertaking or assets of any Obligor or any Material Subsidiary and it is not satisfied, removed or discharged within seven days and which, in the case of any Material Subsidiary could reasonably be expected to have a Material Adverse Effect.

18.12	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent, declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments; and/or

(b)	demand that all the Advances, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all the Advances be payable on demand, whereupon they shall immediately become payable on demand.

18.13	Notice

The Agent will, if practicable to do so, notify the Parent prior to issuing a notice under Clause 18.12 (Acceleration) in respect of a default by any Obligor other than the Parent provided that the Agent shall not be liable to any Obligor if it fails to give such notice and provided that any failure by the Agent to give such notice shall not prejudice, in any way, the rights of each Finance Party under the Finance Documents including, without limitation, the Agent’s right to deliver a notice under Clause 18.12 (Acceleration).

19.	THE AGENT AND THE MANDATED ARRANGERS

19.1	Appointment and duties of the Agent

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

19.2	Role of the Mandated Arrangers

Except as otherwise provided in this Agreement, no Mandated Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

19.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

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19.4	Majority Lenders’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Lenders.

19.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for documentation

Neither the Agent nor either Mandated Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document; or

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

19.7	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default or a Mandatory Prepayment Event has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default or a Mandatory Prepayment Event. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default or Mandatory Prepayment Event and stating that the event is a Default or a Mandatory Prepayment Event, it shall promptly notify the Lenders.

(b)	The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

19.8	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

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19.9	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

19.10	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or a Mandated Arranger in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Lender with a copy of each document received by the Agent under Clauses 4 (Conditions Precedent), 26.4 (Additional Borrowers) or 26.5 (Additional Guarantors) upon the request and at the expense of that Lender.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with this Agreement, to request any certificates or other documents from any Obligor.

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19.12	The Agent and the Mandated Arrangers individually

(a)	If it is also a Lender, each of the Agent and each Mandated Arranger has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not the Agent or a Mandated Arranger.

(b)	Each of the Agent and each Mandated Arranger may:

(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

19.13	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s negligence or wilful misconduct.

(b)	A Lender’s proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Sterling Amount of its participation(s) in Advance(s) bears to the Original Sterling Amount of all Advances outstanding on the date of the demand. If, however, no Advances are outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	The Parent shall forthwith on demand reimburse each Lender for any payment made by it under paragraph (a) above.

19.14	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.15	Resignation of Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Lenders and the Parent, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Lenders may, following consultation with the Parent, appoint a successor Agent.

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(b)	If the appointment of a successor Agent is to be made by the Majority Lenders but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may, following consultation with the Parent, appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment and provided the successor Agent has, if required under paragraph (a) above, been approved by the Parent. On giving the notification and receiving such approval, the successor Agent will succeed to the position of the retiring Agent and the term “Agent” will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 19 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

19.16	Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Lender to the contrary by not less than five Business Days prior to the relevant payment.

19.17	Chinese Wall

In acting as Agent or a Mandated Arranger, the agency and syndications division of each of the Agent and each Mandated Arranger shall be treated as a separate entity from its other divisions and departments. Any information acquired at any time by the Agent or a Mandated Arranger otherwise than in the capacity of Agent or Mandated Arranger through its agency and syndications division (whether as financial advisor to any member of the Group or otherwise) may be treated as confidential by the Agent or that Mandated Arranger and shall not be deemed to be information possessed by the Agent or Mandated Arranger in its capacity as such. Each Finance Party acknowledges that the Agent and the Mandated Arrangers may, now or in the future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties. Each Finance Party agrees that, except as expressly provided in this Agreement, neither the Agent nor either Mandated Arranger will be under any obligation to provide, or under any liability for failure to provide, any such information.

20.	FEES

20.1	Commitment fee

(a)	The Parent shall pay to the Agent for distribution to each Lender pro rata to the proportion its Commitment bears to the Total Commitments from time to time a commitment fee at the rate of 0.10 per cent. per annum from the Signing Date until the third Anniversary and 0.11 per cent. per annum thereafter, on any undrawn, uncancelled amount of the Total Commitments on each day.

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(b)	The commitment fee is calculated and accrues on a daily basis from the Signing Date and is payable quarterly in arrear with the first payment due three months after the Signing Date. Accrued commitment fee is also payable to the Agent for the relevant Lender(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

20.2	Agent’s fee

The Parent shall pay to the Agent for its own account an agency fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.3	Participation fee

The Parent shall pay to the Agent for the Mandated Arrangers a participation fee in the amount and on the date specified in the relevant Fee Letter.

20.4	Management Fee

The Parent shall pay to the Mandated Arrangers management fees in amounts and on the dates set out in the relevant Fee Letters.

20.5	Utilisation Fee

(a)	The Parent shall pay to the Agent for distribution to each Lender pro rata to the proportion its outstanding participations in Advances bears to the aggregate outstanding Advances on each day a utilisation fee at the rate of 0.05 per cent. per annum on the aggregate outstanding Advances on that day, provided that the fee will only accrue on any day on which the aggregate outstanding Advances on such day exceeds 50 per cent. of the Total Commitments as at that day.

(b)	Utilisation fee is calculated and accrues on a daily basis and is payable quarterly in arrear with the first such payment due three months after the Signing Date. Accrued utilisation fee is also payable to the Agent for the relevant Lenders on the Final Maturity Date.

20.6	VAT

Any fee referred to in this Clause 20 is exclusive of any United Kingdom value added tax. If any value added tax is so chargeable, it shall be paid by the Parent at the same time as it pays the relevant fee.

21.	EXPENSES

21.1	Initial and special costs

The Parent shall forthwith on demand pay the Agent and the Mandated Arrangers the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(a)	the arranging, underwriting and primary syndication of the Facilities;

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(b)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

(c)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

(d)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

21.2	Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:

(a)	in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	in investigating any possible Default or Mandatory Prepayment Event.

22.	STAMP DUTIES

The Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document other than a Novation Certificate.

23.	INDEMNITIES

23.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Event of Default or Mandatory Prepayment Event;

(b)	the operation of Clauses 18.12 (Acceleration), 7.4 (Mandatory Prepayment Events) or Clause 29 (Pro Rata Sharing);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on its Maturity Date (and, for the purposes of this paragraph (c), the Maturity Date of an overdue amount is the last day of each Designated Term (as defined in Clause 8.3 (Default interest)));

(d)	the occurrence of a change described in, and the operation of Clause 11.4 (Change in circumstances) in relation to, an Optional Currency; or

(e)	(other than by reason of negligence or default by a Finance Party) an Advance not being disbursed after a Borrower has delivered a Request for that Advance.

The Parent’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Interest (and any Mandatory Cost) and the fees payable under Clause 20.1 (Commitment fee) and Clause 20.5 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days, or, in the case of interest payable on an amount denominated in a currency other than Sterling (including any applicable Mandatory Cost), 360 days.

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25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)	Subject to Clause 25.2 (Exceptions), any provision of the Finance Documents may be amended or waived with the agreement of the Parent, the Majority Lenders and the Agent. The Agent may effect, on behalf of the Majority Lenders, an amendment or waiver to which they have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

25.2	Exceptions

An amendment or waiver which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions); or

(b)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents; or

(c)	an increase in a Lender’s Commitment; or

(d)	a change in the guarantee under Clause 14 (Guarantee) otherwise than in accordance with Clause 26.5 (Additional Guarantors) or Clause 14.9 (Removal of Guarantors); or

(e)	a term of a Finance Document which expressly requires the consent of each Lender; or

(f)	Clause 29 (Pro Rata Sharing) or this Clause 25 (Amendments and Waivers),

may not be effected without the consent of each Lender.

25.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

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26.2	Transfers by Lenders

(a)	A Lender (the “Existing Lender”) may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank or financial institution (the “New Lender”) with the prior consent of the Parent unless:

(i)	the New Lender is another Lender or an Affiliate of a Lender; or

(ii)	a Default is outstanding,

in which case no such consent is required. The prior written consent of the Parent must not be unreasonably withheld or delayed and will be deemed to be given if, within 14 days of receipt by the Parent of an application for consent, it has not been expressly refused.

(b)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 26.3 (Procedure for novations); or

(ii)	the New Lender confirms to the Agent and the Parent that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Agent and the Parent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(c)	Nothing in this Agreement restricts the ability of a Lender to sub-contract an obligation if that Lender remains liable under this Agreement for that obligation.

(d)	On each occasion an Existing Lender assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than to an Affiliate), the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,000.

(e)	An Existing Lender is not responsible to a New Lender for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document; or

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

26.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Agent a duly completed certificate (a “Novation Certificate”), substantially in the form of Part I of Schedule 5 or such other form as the Agent may require or approve (which may be delivered by fax and confirmed by delivery of a hard copy original but the fax will be effective irrespective of whether confirmation is received); and

(ii)	the Agent executes it.

(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Lender and the other Parties (the “existing Parties”) will be released from their obligations to each other (the “discharged obligations”);

(ii)	the New Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii)	the rights of the Existing Lender against the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(iv)	the New Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

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26.4	Additional Borrowers

(a)	If the Parent wishes one of its wholly-owned Subsidiaries to become an Additional Borrower, then it may (if all the Lenders have approved the identity of the Additional Borrower in writing) deliver to the Agent the documents listed in Part II of Schedule 2 in each case in form and substance satisfactory to the Agent.

(b)	On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, the Subsidiary concerned will become an Additional Borrower. However, it may not submit a Request until the Agent confirms to the other Finance Parties and the Parent that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to it.

(c)	Delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, constitutes confirmation by that Subsidiary and the Parent that the representations and warranties set out in Clause 15.13(b) (Representations and Warranties) to be made by them on the date of the Borrower Accession Agreement are correct, as if made by them with reference to the facts and circumstances then existing.

26.5	Additional Guarantors

(a)	(i)	Subject to paragraph (b) below, a Subsidiary of the Parent may become an Additional Guarantor by delivering to the Agent a Guarantor Accession Agreement, duly executed by that company.

(ii)	Upon execution and delivery of a Guarantor Accession Agreement, the relevant company will become an Additional Guarantor even if the Guarantor Accession Agreement is amended or the liability of the proposed Additional Guarantor is limited or qualified provided the Agent is satisfied (acting on the advice of the legal advisers giving the opinion referred to in sub-paragraph (iii) below) that the limit or qualification arises by reason of a legal limitation on the ability of that Additional Guarantor to enter into, or its directors’ ability to authorise the giving of, that guarantee.

(iii)	The Parent shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Agent, there is also delivered to the Agent all those other documents listed in Part III of Schedule 2, in each case in form and substance satisfactory to the Agent.

(b)	The execution of a Guarantor Accession Agreement constitutes confirmation by the Additional Guarantor concerned that the representations and warranties set out in Clause 15.13(b) (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

26.6	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender which is not a Reference Bank to replace that Reference Bank.

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26.7	Register

The Agent shall keep a register of all the Parties (including in the case of Lenders the details of their Facility Office notified to the Agent from time to time) and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

27.	DISCLOSURE OF INFORMATION

A Lender may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(a)	a copy of any Finance Document; and

(b)	any information which that Lender has acquired under or in connection with any Finance Document,

provided that a Lender shall not disclose any such information to a person other than one of its Affiliates unless that person has provided to that Lender a confidentiality undertaking addressed to that Lender and the Parent substantially in the form of Schedule 7 or such other form as the Parent may approve.

28.	SET-OFF

After a Default which is continuing, a Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 9 (Payments) (a “recovery”), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 9 (Payments);

(c)	subject to Clause 29.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “redistribution”) equal to the excess;

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(d)	the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 9.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

29.2	Reversal of redistribution

If under Clause 29.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 29.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

29.3	Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 29.1(e) (Redistribution).

30.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing by post, or facsimile or any electronic communication approved by the Agent. Any such notice will be deemed to be given as follows:

(a)	if delivered in person or posted, when delivered;

(b)	if by facsimile, when received; and

(c)	if by email or any other electronic communication when received.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place. Facsimile Requests are to be confirmed by the relevant Borrower in writing (but may be relied upon by the Agent and the Lenders irrespective of receipt of such confirmation).

32.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Agent and the Parent) for all notices under or in connection with this Agreement are:

(i)	that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address and facsimile numbers of the Agent are:

HSBC Investment Bank plc City Place House 55 Basinghall Street London EC2V 5DU

Attention: Syndicated Finance Agency

Facsimile: +44 20 7779 1717/1718

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Parent are:

Reuters Group plc 85 Fleet Street London EC4P 4AJ

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Attention: Group Treasurer

Facsimile: +44 20 7542 5404

or such other as the Parent may notify to the other Parties by not less than five Business Days’ notice.

(d)	The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause.

33.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.	JURISDICTION

34.1	Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

34.2	Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Parent as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

(c)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices).

34.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

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(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4	Non-exclusivity

Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

35.	GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender		Commitments

HSBC Bank plc		£35,714,285.80

JPMorgan Chase Bank		£35,714,285.80

Barclays Bank PLC		£35,714,285.70

BNP Paribas London Branch		£35,714,285.70

Citibank, N.A		£35,714,285.70

Commerzbank Aktiengesellschaft, London Branch		£35,714,285.70

Credit Suisse First Boston		£35,714,285.70

Deutsche Bank AG London		£35,714,285.70

ING Bank N.V., London Branch		£35,714,285.70

Standard Chartered Bank		£35,714,285.70

Sumitomo Mitsui Banking Corporation		£35,714,285.70

The Bank of Tokyo-Mitsubishi, Ltd. London Branch		£35,714,285.70

The Governor and Company of the Bank of Scotland		£35,714,285.70

UBS AG		£35,714,285.70

	Total	£500,000,000.00

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART I

TO BE DELIVERED BEFORE THE FIRST ADVANCE

1.	Constitutional Documents

A copy of the memorandum and articles of association and certificate of incorporation (or equivalent constituent documents) of the Parent.

2.	Corporate Authorisations

(a)	A copy of a resolution of the board of directors of the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute and, where applicable, deliver the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including Requests) to be signed and/or despatched by it under or in connection with the Finance Documents;

(b)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above;

(c)	a certificate of a director of the Parent confirming that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on any Obligor to be exceeded; and

(d)	a certificate of an Authorised Signatory of the Parent certifying that each copy document specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

3.	Existing Facility

Evidence that no amount is outstanding under the Parent’s £1.5 billion facility dated 4th December, 1997 and the total commitments under that facility have been irrevocably cancelled.

4.	Legal Opinion

A legal opinion of Allen & Overy in relation to English law.

PART II

TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	A Borrower Accession Agreement, duly executed by the Additional Borrower and the Parent.

2.	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

(b)	authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Requests) to be signed and/or despatched by it under or in connection with this Agreement.

4.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A copy of the latest audited accounts of the Additional Borrower (if any).

7.	A legal opinion of Allen & Overy, legal advisers to the Agent and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Borrower, addressed to the Finance Parties.

8.	A certificate of an Authorised Signatory of the Additional Borrower certifying that each copy document specified in Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

9.	A certificate of a director of the Additional Borrower certifying that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

PART III

TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	A Guarantor Accession Agreement, duly executed as a deed by the Additional Guarantor.

2.	A copy of the memorandum and articles of association and certificate of incorporation (or other equivalent constitutional documents) of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement and resolving that it execute the Guarantor Accession Agreement as a deed;

(b)	authorising a specified person or persons to execute and deliver the Guarantor Accession Agreement as a deed; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement.

4.	If the lawyers referred to in paragraph 10 below so advise, a copy of a resolution, signed by all the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement.

5.	A copy of a resolution of the Board of Directors of each corporate shareholder in the Additional Guarantor:

(a)	approving the terms of the resolution referred to in paragraph 4 above; and

(b)	authorising a specified person or persons to sign the resolution on its behalf.

6.	A certificate of a director of the Additional Guarantor certifying that the borrowing of the Total Commitments in full would not cause any borrowing limit binding on it to be exceeded.

7.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document.

8.	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs 3 and 5 above.

9.	A copy of the latest audited accounts of the Additional Guarantor.

10.	A legal opinion of Allen & Overy, legal advisers to the Agent, and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Guarantor addressed to the Finance Parties.

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11.	A certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document specified in Part III of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

PART I

PRIOR TO NOTIFICATION OF REVISED CHARGES BY THE BOARD OF THE FINANCIAL SERVICES AUTHORITY

1.	General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Agent on the first day of a Term. The Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.	For a Lender lending from a Facility Office in the UK

(a)	The relevant rate for a Lender lending from a Facility Office in the UK is calculated in accordance with the following formulae:

for an Advance in Sterling:

AB + C(B-D) + E x 0.01 per cent. per annum
100-(A + C)

for any other Advance:

E x 0.01 per cent. per annum
300

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is the charge payable by each Lender to the Financial Services Authority under the fees regulations (but, for this purpose, ignoring any minimum fee required under the fees regulations) and expressed in pounds per £1 million of the fee base of that Lender.

(b)	For the purposes of this paragraph 2:

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(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fee base has the meaning given to it in the fees regulations; and

(iii)	fees regulations means the then current Financial Services Banking Supervision (Fees) Regulations.

(c)	(i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	(i)	Each Lender must supply to the Agent the information required by it to make a calculation of the rate for that Lender. The Agent may assume that this information is correct in all respects.

(ii)	If a Lender fails to do so, the Agent may assume that the Lender’s obligations in respect of cash ratio deposits, special deposits and the fees regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(iii)	The Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Agent will assume that the Lender has not incurred any such cost.

4.	Changes

The Agent may, after consultation with the Parent and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

PART II

FOLLOWING NOTIFICATION OF REVISED CHARGES BY THE BOARD OF THE FINANCIAL SERVICES AUTHORITY

1.	General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Agent on the first day of a Term. The Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.	For a Lender lending from a Facility Office in the UK

(a)	The relevant rate for a Lender lending from a Facility Office in the UK is calculated in accordance with the following formulae:

for an Advance in Sterling:

AB + C(B-D) + E x 0.01 per cent. per annum
100-(A + C)

for any other Advance:

E x 0.01 per cent. per annum
300

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is the charge payable by each Lender to the Financial Services Authority under the fees rules (but, for this purpose, ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Lender.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	tariff base has the meaning given to it in the fees rules; and

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(iii)	fees rules means the then current rules on periodic fees in the Supervision Manual in the FSA Handbook.

(c)	(i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	(i)	Each Lender must supply to the Agent the information required by it to make a calculation of the rate for that Lender. The Agent may assume that this information is correct in all respects.

(ii)	If a Lender fails to do so, the Agent may assume that the Lender’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(iii)	The Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Agent may, after consultation with the Parent and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

(b)	For the avoidance of doubt, the Agent shall, following receipt of or credit in respect of such amount from the Financial Services Authority, refund to the Parent any amounts previously paid by the Parent to the Agent in respect of charges payable to the Financial Services Authority in relation to the period from the date of this Agreement until the Relevant Date (the “Transition Period”) which were in excess of the amount which would have been payable by the Parent had the charges applicable to the formulae above been applied during the Transition Period.

SCHEDULE 4

FORM OF REQUEST

To: HSBC Investment Bank plc as Agent From: [BORROWER]      Date: [               ]

Reuters Group plc – £500,000,000 Syndicated Credit Facility dated 17th December, 2001

1.	We wish to utilise the Facility by way of Advance(s) as follows:

(a)	Utilisation Date:	[ ]
(b)	Requested Amount (including currency):	[ ]
(c)	Term:	[ ]
(d)	Payment Instructions:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request and this Advance would not cause any borrowing limit binding on us to be exceeded.

By: [BORROWER] Authorised Signatory

SCHEDULE 5

FORMS OF ACCESSION DOCUMENTS

PART I

NOVATION CERTIFICATE

To:   HSBC Investment Bank plc as Agent

From: [THE EXISTING LENDER] and [THE NEW LENDER]         Date: [   ]

Reuters Group plc – £500,000,000 Syndicated Credit Agreement dated
17th December, 2001

We refer to Clause 26.3 (Procedure for novations).

1.	We [ ] (the “Existing Lender”) and [ ] (the “New Lender”) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 26.3(c) (Procedure for novations) is [date of novation].

3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Lender to be novated].

[New Lender]

[Facility Office	Address for notices]

[Existing Lender]	[New Lender]	[ ]

By:	By:	By:

Date:	Date:	Date:

PART II

BORROWER ACCESSION AGREEMENT

To: HSBC Investment Bank plc as Agent

From: [PROPOSED BORROWER] and Reuters Group plc

     [Date]

Reuters Group plc – £ 500,000,000 Syndicated Credit Facility dated
17th December, 2001 (the “Credit Agreement”)

We refer to Clause 26.4 (Additional Borrowers).

[Name of company] of [Registered Office] (Registered no. [       ]) (the “Proposed Borrower”) agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 26.4 (Additional Borrowers).

The address for notices of the Proposed Borrower for the purposes of Clause 32.2 (Addresses for notices) is:

[

]

This Agreement is governed by English law. By: [PROPOSED BORROWER] Authorised Signatory By: REUTERS GROUP PLC Authorised Signatory

PART III

GUARANTOR ACCESSION AGREEMENT

To: HSBC Investment Bank plc as Agent

From: [PROPOSED GUARANTOR]

     Date: [          ]

Reuters Group plc — £500,000,000 Syndicated Credit Facility dated
17th December, 2001 (the “Credit Agreement”)

We refer to Clause 26.5 (Additional Guarantors).

We, [name of company] of [Registered Office] (Registered no. [                    ]) agree to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 26.5 (Additional Guarantors).

Our address for notices for the purposes of Clause 32.2 (Addresses for notices) is:

[

]

This Deed is governed by English law.

Executed as a deed by	)	Director

[PROPOSED GUARANTOR]	)

acting by	)	Director/Secretary

and	)

PART IV

FORM OF BORROWER NOVATION AGREEMENT

A NOVATION AGREEMENT dated [ ] BETWEEN:

(1)	[ ] (the “Existing Borrower”);

(2)	[ ] (the “Substitute Borrower”);

(3)	REUTERS GROUP plc on behalf of itself, each other Borrower and each other Guarantor (as both such capitalised terms are defined in the Credit Agreement referred to below) (the “Parent”); and

(4)	HSBC INVESTMENT BANK plc as agent (the “Agent”) on behalf of itself and the Lenders (as defined in the Credit Agreement referred to below),

and is supplemental to the Syndicated Credit Agreement dated 17th December, 2001 and made between Reuters Group plc, the financial institutions listed in Schedule 1 thereto, J.P. Morgan plc and HSBC Investment Bank plc as Mandated Arrangers and the Agent (the “Credit Agreement”).

IT IS AGREED:

1.	Novation

In consideration of a payment made by the Existing Borrower to the Substitute Borrower and the release of the Existing Borrower from its obligations and liabilities (actual or contingent) specified in the Schedule hereto under the Credit Agreement and with effect on and from [ ] (the “Effective Date”) the Substitute Borrower hereby undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Existing Borrower under the Credit Agreement in respect of the Advances specified in the Schedule (including any such obligations or liabilities as may have accrued or become due in respect thereof prior to the Effective Date).

2.	Integration

This Novation Agreement shall be read as one with the Credit Agreement so that any reference therein to “this Agreement”, “hereunder”and similar shall include and be deemed to include this Novation Agreement.

3.	Continuing Liability

The Parent on behalf of itself and each other Guarantor acknowledges and confirms that the Guarantors’ obligations under Clause 14 of the Credit Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.

SCHEDULE

[

]

IN WITNESS whereof the parties hereto have caused this Novation Agreement to be duly executed on the date first written above.

..........................................

For and on behalf of [The Existing Borrower]

..........................................

For and on behalf of [The Substitute Borrower]

..........................................

For and on behalf of each Guarantor, each Borrower and the

Parent

..........................................

For and on behalf of each Lender and the Agent

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To: HSBC Investment Bank plc

From: Reuters Group plc

Reuters Group plc — £500,000,000 Syndicated Credit Facility dated
17th December, 2001 (the “Credit Agreement”)

1.	Terms defined in the Credit Agreement have the same meaning in this Certificate.

2.	We hereby certify that based on the [annual] consolidated financial statements of the Group for the financial [year/period] ended [ ] (the “Testing Date”):

(a)	in respect of the financial [year/period] ending on the Testing Date, Consolidated Profits before Interest and Taxes was [ ] and Consolidated Net Finance Charges was [ ] and accordingly the ratio of Consolidated Profits before Interest and Taxes to Consolidated Net Finance Charges for that financial [year/period] was [ ]; and

[(b)	the Material Subsidiaries were:

[ ]].

3.	The information in this certificate is based on information which has been properly extracted from the [consolidated financial statements of the Parent for the periods ending [ ]/ audited consolidated accounts of the Parent for the year ended [ ]], is clerically accurate and has been calculated in accordance with the Credit Agreement.

[Officer]	[Officer]

...............................	.......................................

for and on behalf of	for and on behalf of

Reuters	Group plc Reuters Group plc

SCHEDULE 7

FORM OF CONFIDENTIALITY UNDERTAKING

To: [Lender] Reuters Group plc

Dear Sirs

We refer to the £500,000,000 Syndicated Credit Facility dated 17th December, 2001 (the “Credit Agreement”) between, among others, Reuters Group plc, J.P. Morgan plc and HSBC Investment Bank plc.

This is a confidentiality undertaking referred to in Clause 27 (Disclosure of Information) of the Credit Agreement. A term defined in the Credit Agreement has the same meaning in this undertaking.

We are considering entering into contractual relations with [insert name of Lender] (the “Lender”) and understand that it is a condition of our receiving information about Reuters Group plc and its related companies and any Finance Document and/or any information under or in connection with any Finance Document (the “Information”) that we execute this undertaking.

We undertake to treat as confidential any Information and to use the Information solely for the purposes of determining whether or not to enter into the contractual relations and to keep any Information under secured and controlled conditions. We will not disclose any of the Information to any third party (other than our directors, officers, employees or outside advisors, who shall be advised of and agree to those confidentiality obligations) without the prior written consent of the Reuters Group plc.

The foregoing undertakings do not apply to any Information that is publicly available when provided or that thereafter becomes publicly available other than through a breach by us of the above undertakings, or that is required to be disclosed by us by judicial or administrative process in connection with any action, suit, proceedings or claim or in order to comply with a request from any fiscal, monetary or other authority with which we are accustomed to comply or otherwise by applicable law. Information shall be deemed “publicly available” if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by us from any source other than the Lender or from you (or its or your directors, officers, employees or outside advisors), provided that such source has not entered into a confidentiality agreement with you with respect to the Information.

Yours faithfully,

SIGNATORIES

Parent

REUTERS GROUP plc

By: DAVID GRIGSON

Mandated Arrangers

HSBC INVESTMENT BANK plc

By: ANDY SMITH

J.P. MORGAN PLC

By: MIKE GEROUX

Lenders

BARCLAYS BANK PLC

By: RICHARD STANNING

BNP PARIBAS, LONDON BRANCH

By: CLARE WEBB

CITIBANK, N.A.

By: MICHAEL LLEWELYN-JONES

COMMERZBANK AKTIENGESELLSCHAFT, LONDON BRANCH

By: ZARIF IMAM

CREDIT SUISSE FIRST BOSTON

By: NICK BURNHAM and SEAN WATHERSTON

DEUTSCHE BANK AG, LONDON

By: MARTYN NICHOLAS

HSBC BANK plc

By: MARK LEAHY

ING BANK N.V., LONDON BRANCH

By: GERALD WALKER

JPMORGAN CHASE BANK

By: MIKE GEROUX

STANDARD CHARTERED BANK

By: PHIL REES and JACKIE EDWARDS

SUMITOMO MITSUI BANKING CORPORATION

By: STEVE ODELL

THE BANK OF TOKYO MITSUBISHI, LTD. LONDON BRANCH

By: IAN COUTTS-WOOD

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By: RONNIE ALLEN

UBS AG

By: ANNETTE ALFORD

Agent

HSBC INVESTMENT BANK plc

By: ANDY SMITH